AUTODESK, INC. (ADSK)
FIRST QUARTER FISCAL 2017 EARNINGS ANNOUNCEMENT
MAY 19, 2016
PREPARED REMARKS

Autodesk posts its prepared remarks and press release to its IR website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. The call begins today, May 19, 2016 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the IR section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

Business Model Transition
Autodesk is undergoing a business model transition in which it is discontinuing new perpetual license sales in favor of subscriptions and flexible license arrangements. During the transition, revenue, margins, EPS, deferred revenue, billings and cash flow from operations will be impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. The company has introduced new metrics to help investors understand its financial performance during and after the transition, as shown below. In conjunction with the business model transition the content and format of this document has been revised.

First Quarter Fiscal 2017 Overview

	1Q 2017	QoQ Change	Management Comments
New model subscriptions*	567,000	140,000	Increase driven by strong growth in all new model subscription types.
Maintenance subscriptions	2,143,000	(8,000)	Decrease related to the discontinuation of new perpetual license sales for most individual products at the end of Q4 FY2016.
Total subscriptions	2,710,000	132,000	Increase driven by new model subscription additions.

(in millions)	1Q 2017	YoY %	YoY CC %	Management Comments
New model ARR	$308	71%	76%	Increase driven by strong growth in all new model subscription types.
Maintenance ARR	$1,128	(1)%	2%	Decrease driven by changes in foreign currency valuations and the discontinuation of new perpetual license sales for most individual products.
Total ARR	$1,436	9%	12%	Increase driven by growth in new model ARR.

Deferred revenue	$1,524	32%	N/A	Increase driven by the growth in subscription billings over the past four quarters.
Revenue	$512	(21)%	(17)%	Decrease driven, as planned, by the business model transition.
GAAP spend	$667	7%	8%	Increase driven by a $52 million charge related to the restructuring action announced in February 2016.
Non-GAAP spend	$539	(2)%	(1)%	Decrease driven by lower employee-related costs related to the restructuring action.

Subscription Review

(in thousands)	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
New model subscriptions*	270	319	366	427	567
Maintenance subscriptions	2,058	2,070	2,104	2,151	2,143
Total subscriptions	2,328	2,389	2,469	2,578	2,710
* For definitions, please view the Glossary of Terms later in this document.

New model subscriptions were 567,000, a net increase of 140,000 from the fourth quarter last year. Growth in new model subscriptions was driven by strong growth in all new model subscription types, led by product subscription (formerly titled Desktop subscription). New model subscriptions benefited from a promotion aimed at converting legacy non-subscribers, as well as growth in enterprise flexible license subscriptions resulting from the strong growth in enterprise license transactions in the previous quarter.

Maintenance subscriptions were 2.14 million, a net decrease of 8,000 from the fourth quarter last year. Maintenance subscriptions decreased primarily as a result of the discontinuation of new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Total subscriptions were 2.71 million, a net increase of 132,000 from the fourth quarter of fiscal 2016.

For definitions, please view the Glossary of Terms later in this document.

Revenue Review

(in millions)	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
Subscription revenue	$320	$319	$319	$320	$326
License and other revenue	327	291	281	329	186
Total net revenue (1)	$647	$610	$600	$648	$512

New model ARR	$180	$204	$221	$255	$308
Maintenance ARR	1,141	1,133	1,133	1,121	1,128
Total ARR*	$1,321	$1,337	$1,354	$1,376	$1,436

Recurring revenue	51%	55%	56%	53%	70%
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(1) Totals may not agree with the sum of the components due to rounding.
* For definitions, please view the Glossary of Terms later in this document.

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Total net revenue for the first quarter decreased 21 percent to $512 million compared to the first quarter last year as reported and decreased 17 percent on a constant currency basis.

Subscription revenue for the first quarter increased 2 percent to $326 million compared to the first quarter last year. Growth in subscription revenue was related primarily to an increase in enterprise flexible license and product subscriptions, partially offset by a decrease in maintenance subscription revenue.

License and other revenue for the first quarter decreased 43 percent to $186 million compared to the first quarter last year. Autodesk discontinued new perpetual license sales for individual products at the end of the fourth quarter of fiscal 2016.

New model ARR was $308 million and increased 71 percent compared to the first quarter last year as reported, and 76 percent on a constant currency basis. Growth in new model ARR was driven by strong growth in all new model subscription types. Maintenance ARR was $1.13 billion and decreased 1 percent compared to the first quarter last year as reported, and increased 2 percent on a constant currency basis. The decrease in maintenance ARR is primarily related to changes in foreign currency valuations and the discontinuation of new perpetual license sales for most individual products. Total ARR for the first quarter increased 9 percent to $1.44 billion compared to the first quarter last year as reported, and 12 percent on a constant currency basis.

Recurring revenue was 70 percent of total revenue compared to 51 percent of total revenue in the first quarter last year.

The following table outlines recurring revenue for the first quarter compared to the first quarter last year.

	1Q 2016	YoY $	YoY %	1Q 2017
(in millions)
Subscription revenue	$320	$6	2%	$326
Add: License and other revenue from new model subscription offerings (1)	19	21	111%	40
Less: other adjustments (2)	(9)	2	(22)%	(7)
Total Recurring Revenue	$330	$29	9%	$359
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(1)	License revenue from subscription offerings includes an allocated portion of the consideration transferred for our product subscriptions as well as flexible enterprise business agreements.

(2)
Other adjustments include remaining subscription revenue related to education offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products.

Backlog was $7 million, a decrease of $1 million compared to the first quarter last year and a decrease of $24 million sequentially. At the end of the first quarter, channel inventory was less than one week.

Revenue by Geography

(in millions)	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
Americas	$244	$236	$236	$257	$218
EMEA	$245	$226	$225	$238	$203
Asia Pacific	$157	$148	$139	$153	$92

Emerging Economies	$93	$92	$88	$94	$55
Emerging as a percentage of Total Revenue	14%	15%	15%	14%	11%

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Revenue in the Americas was $218 million, a decrease of 11 percent compared to the first quarter last year as reported, and 10 percent on a constant currency basis.

Revenue in EMEA was $203 million, a decrease of 17 percent compared to the first quarter last year as reported, and 11 percent on a constant currency basis.

Revenue in APAC was $92 million, a decrease of 42 percent compared to the first quarter last year as reported, and 39 percent on a constant currency basis. The decrease is primarily related to the business model transition note above and continued weakness in Japan.

Revenue from emerging economies was $55 million, a decrease of 40 percent compared to the first quarter last year as reported and on a constant currency basis. As a matter of reference, none of the individual BRIC countries currently represent more than 2 percent of total revenue.

Revenue by Business Segment

(in millions)	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
Architecture, Engineering and Construction	$237	$233	$225	$254	$219
Manufacturing	$185	$171	$175	$194	$158
Platform Solutions and Emerging Business	$185	$164	$161	$160	$100
Media and Entertainment	$40	$41	$39	$40	$35

During the business model transition, revenue has been and will be negatively impacted as more revenue is recognized ratably rather than up front and as new product offerings generally have a lower initial purchase price. As part of the business model transition, Autodesk discontinued new perpetual license sales for most individual products at the end of the fourth quarter of fiscal 2016.

Revenue from our Architecture, Engineering and Construction (AEC) business segment was $219 million, a decrease of 8 percent compared to the first quarter last year.

Revenue from our Manufacturing business segment was $158 million, a decrease of 14 percent compared to the first quarter last year.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment was $100 million, a decrease of 46 percent compared to the first quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $87 million, a decrease of 47 percent compared to the first quarter last year.

Revenue from our Media and Entertainment (M&E) business segment was $35 million, a decrease of 12 percent compared to the first quarter last year.

Foreign Currency Impact

(in millions)	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
FX Impact on Total ARR	$(13)	$(30)	$(36)	$(33)	$(46)

FX Impact on Total Revenue	$(22)	$(25)	$(28)	$(35)	$(24)
FX Impact on Cost of Revenue and Operating Expenses	22	25	24	20	10
FX Impact on Operating Income	$—	$—	$(4)	$(15)	$(14)

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the first quarter of last year, the impact of foreign currency exchange rates and hedging was $46 million unfavorable on total ARR. Compared to the fourth quarter of last year, the impact of foreign currency exchange rates and hedging was $12 million unfavorable on total ARR.

Compared to the first quarter of last year, the impact of foreign currency exchange rates, including the benefits of our hedging program, was $24 million unfavorable on revenue and $10 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
Cash Flows from Operating Activities	$87	$77	$80	$170	$164
Capital Expenditures	$13	$17	$12	$31	$22
Depreciation, Amortization and Accretion	$38	$36	$36	$36	$37
Total Cash and Marketable Securities, net of long-term debt	$1,528	$1,466	$1,388	$1,296	$1,318
Days Sales Outstanding	44	59	55	92	46
Deferred Revenue	$1,154	$1,236	$1,212	$1,519	$1,524

Cash flow from operating activities during the first quarter was $164 million, an increase of 90 percent compared to the first quarter last year. Cash flow from operating activities benefited from strong cash collections and record billings in the previous quarter (Q4 fiscal 2016).

Net of long-term debt, cash and investments at the end of the first quarter was approximately $1.32 billion. Total long-term debt at the end of the first quarter was $1.49 billion. Approximately 79 percent of the total cash and investments is located offshore.

During the first quarter, Autodesk used $100 million to repurchase approximately 1.8 million shares of common stock at an average repurchase price of $56.75 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Days sales outstanding (DSO) was 46 days, an increase of two days compared to the first quarter last year and consistent with our increase in ratably recognized subscription offerings.

Deferred revenue was $1.52 billion, an increase of 32 percent compared to the first quarter last year.  The increase is primarily related to the increase in subscription billings over the past four quarters driven by the business model transition.

Margins and EPS Review*

	1Q 2016	2Q 2016	3Q 2016	4Q 2016	1Q 2017
Gross Margin
Gross Margin - GAAP	86%	85%	85%	85%	82%
Gross Margin - Non-GAAP	88%	87%	87%	88%	85%

Operating Expenses (in millions)
Operating Expenses - GAAP	$533	$512	$524	$563	$574
Operating Expenses - Non-GAAP	$477	$466	$469	$502	$461

Total Spend (in millions)
Total Spend - GAAP	$625	$605	$615	$658	$667
Total Spend - Non-GAAP	$552	$544	$545	$582	$539

Operating Margin
Operating Margin - GAAP	3%	1%	(2)%	(1)%	(30)%
Operating Margin - Non-GAAP	15%	11%	9%	10%	(5)%

Earnings Per Share
Diluted Net Income (Loss) Per Share - GAAP	$0.08	$(1.18)	$(0.19)	$(0.17)	$(0.77)
Diluted Net Income (Loss) Per Share - Non-GAAP	$0.30	$0.19	$0.14	$0.21	$(0.10)
* A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

GAAP gross margin in the first quarter was 82 percent compared to 86 percent in the first quarter last year. Non-GAAP gross margin in the first quarter was 85 percent compared to 88 percent in the first quarter last year. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to the decline in license revenue attributed to the business model transition and higher cloud-related costs.

GAAP operating expenses increased 8 percent year-over-year primarily related to a restructuring charge of $52 million. Non-GAAP operating expenses decreased 3 percent year-over-year primarily related to lower employee-related costs driven by the restructuring.

Total GAAP spend (cost of revenue plus operating expenses) was $667 million, an increase of 7 percent compared to the first quarter last year primarily related to the restructuring charge noted above. Total non-GAAP spend was $539 million, a decrease of 2 percent compared to the first quarter last year.

GAAP operating margin was (30) percent compared to 3 percent in the first quarter last year. Non-GAAP operating margin was (5) percent compared to 15 percent in the first quarter last year. The changes in both GAAP and non-GAAP operating margin are primarily related to the decline in license revenue as well as the changes in respective cost of revenue and operating expenses noted above.

The first quarter GAAP effective tax rate was (9) percent. The first quarter non-GAAP effective tax rate was 26 percent and lower than expected primarily resulting from the mix of geographic earnings. At this stage of the business model transition, small shifts in geographic profitability have significant impacts to the effective tax rate.

GAAP and non-GAAP diluted net loss per share for the first quarter was $(0.77) and $(0.10), respectively.

For the first quarter, the share count used to compute basic and diluted net (loss) income per share was 224 million compared to a basic share count of 227 million and a diluted share count of 232 million in the first quarter last year. As a result of the business model transition, Autodesk’s non-GAAP results for the first quarter have shifted to a net loss position.  The decrease in the diluted share count relates to the exclusion of common stock equivalents resulting from the net loss position.  The diluted share count is expected to increase when Autodesk’s quarterly results return to profitability.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor." Autodesk's business outlook for the second quarter and full year fiscal 2017 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2017 is provided below or in the tables following these prepared remarks.

Second Quarter Fiscal 2017

Q2 FY17 Guidance Metrics	Q2 FY17 (ending July 31, 2016)
Revenue (in millions)	$500 - $520
EPS GAAP	($0.73) - ($0.63)
EPS non-GAAP (1)	($0.18) - ($0.11)
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(1) Non-GAAP earnings per diluted share exclude $0.26 related to stock-based compensation expense, between $0.12 and $0.09 related to GAAP-only tax charges, $0.09 related to restructuring charges and other facility exit costs, and $0.08 for the amortization of acquisition related intangibles.

Full Year Fiscal 2017

FY17 Guidance Metrics	FY17 (ending January 31, 2017)
Revenue (in millions) (1)	$1,950 - $2,050
GAAP spend growth (cost of revenue plus operating expenses)	3% - 4%
Non-GAAP spend growth (cost of revenue plus operating expenses) (2)	(1%) - flat
EPS GAAP	($3.25) - ($2.87)
EPS non-GAAP (3)	($0.95) - ($0.70)
Net subscription additions	475,000 - 525,000
_______________
(1) Excluding the impact of foreign currency rates and hedge gains/losses revenue guidance would be $1,995 - $2,095 million.
(2) Non-GAAP spend excludes $229 million related to stock-based compensation expense, $88 million related to restructuring charges and other facility exit costs, and $66 million for the amortization of acquisition-related intangibles.
(3) Non-GAAP earnings per diluted share excludes $1.02 related to stock-based compensation expense, between $0.59 and $0.46 of GAAP-only tax charges, $0.39 related to restructuring charges and other facility exit costs, and $0.30 for the amortization of acquisition-related intangibles.

The second quarter and full year fiscal 2017 outlook assume a projected annual effective tax rate of (11) percent and 26 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may be change based changes in the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the effective tax rate.

The majority of the euro, yen and Australian dollar denominated billings for our second quarter fiscal 2017 have been hedged. This hedging, along with deferred revenue locked-in through prior period billings hedges, will materially reduce the impact of currency fluctuations on our second quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected euro, yen, and Australian dollar denominated billings for the remainder of fiscal 2017 and the first quarter of fiscal 2018 has been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•
We designate cash flow hedges for deferred and non-deferred billings separately, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign exchange gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies we hedge include the euro, yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR" captures ARR relating to traditional maintenance attached to perpetual licenses. "New Model ARR" captures ARR relating to new model subscription offerings. Recurring revenue acquired with the acquisition of a business may cause variability in the comparison of this calculation.

ARR is currently our key performance metric to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription: Is calculated by dividing our annualized recurring revenue by total subscriptions.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. Our constant currency methodology removes all hedging gains and losses from the calculation and applies a constant exchange rate across periods.

Flexible Enterprise Business Agreements: Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

License and Other Revenue: License and other revenue consists of two components: (1) all forms of product license revenue and (2) other revenue. Product license revenue includes software license revenue from the sale of perpetual licenses, term-based licenses from our product subscriptions and flexible enterprise business agreements, and product revenue for Creative Finishing. Other revenue includes revenue from consulting, training, Autodesk Developers Network and Creative Finishing customer support, and is recognized over time, as the services are performed.

Maintenance Plan: Our maintenance plan provides our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plan, customers are eligible to receive unspecified upgrades when and if available, and online support. We recognize maintenance plan revenue over the term of the agreements, generally between one and three years.

New Model Subscription Offerings (New Model): Comprises our term-based product subscriptions (formerly titled Desktop subscription), cloud service offerings, and flexible enterprise business agreements.

Recurring Revenue: Represents the revenue for the period from our maintenance plans and revenue from our new model subscription offerings, including portions of revenue allocated to license and other revenue for those offerings. It excludes subscription revenue related to education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Recurring revenue acquired with the acquisition of a business is captured and may cause variability in the comparison of this calculation.

Subscription Revenue: Autodesk subscription revenue consists of three components:  (1) maintenance plan revenue from our perpetual software products; (2) maintenance revenue from our term-based product subscriptions and flexible enterprise business agreements; and (3) revenue from our cloud service offerings.

Total Subscriptions: Consists of subscriptions from our maintenance plans and new model subscription offerings that are active and paid as of the quarter end date. For certain cloud service offerings and flexible enterprise business agreements, subscriptions represent the monthly average activity reported within the last three months of the quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements about the impacts of our business model transition, statements about the impact of foreign exchange hedges, and statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic and business conditions; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2016, which is on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

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